Exhibit 4.18

REGISTRATION RIGHTS AGREEMENT

dated as of August 11, 2020

among

FREELINE THERAPEUTICS HOLDINGS PLC

And

THE SHAREHOLDERS NAMED HEREIN

i

This Registration Rights Agreement dated as of August 11, 2020 (this “Agreement”), is by and among Freeline Therapeutics Holdings plc (the “Company”) and the shareholders listed in Schedule A hereto (collectively, the “Shareholders”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.1.

WHEREAS, the Shareholders are currently party to that certain Shareholders’ Agreement relating to Freeline Therapeutics Holdings Limited (“Freeline”) dated June 29, 2020 (the “Shareholders’ Agreement”) that provides for, among other things, Freeline and the Shareholders to enter into a registration rights agreement, effective no later than the consummation of an IPO (as defined in the Shareholders’ Agreement);

WHEREAS, as part of the arrangements to enable the Company to consummate an IPO, the Shareholders and the Company desire to enter into this Agreement to set forth the registration rights of the Shareholders with respect to any Registrable Securities held by them.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. DEFINED TERMS; RULES OF CONSTRUCTION.

1.1DEFINED TERMS. Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them below:

“Acorn” means Acorn Bioventures, L.P. a limited partnership registered in the State of Delaware whose registered office is at 420 Lexington Avenue, Suite 2626, New York, NY 10170.

“Acorn Shareholder(s)” means Acorn and any other person who holds Registrable Securities who is a Member of the same Fund Group or a Member of the same Group as Acorn.

“Act” means the U.K. Companies Act 2006 (as amended from time to time).

“Affiliate” means, in relation to one Person, any Person that is, directly or indirectly, (i) Controlled by, (ii) Controlling, or (iii) under common Control with such other Person, as of the date on which, or at any time during the period in which, such affiliate status is determined.

“Ample Plus” means Ample Plus Fund Limited Partnership, a limited partnership registered in the Cayman Islands (registered number 87824) whose registered office is at c/o Vistra (Cayman) Limited, 802 West Bay Road, Grand Pavilion Commercial Center, George Town, KY1-205, Cayman Islands.

“Ample Plus Shareholder(s)” means Ample Plus and any other person who holds Registrable Securities who is a Member of the same Fund Group or a Member of the same Group as Ample Plus.

“Articles” means the articles of association of the Company as amended or superseded from time to time. “Agreement” has the meaning set forth in the preamble hereof.

“Biomedical” means Wellington Biomedical Innovation Master Investors (Cayman) I L.P., a limited partnership registered in the Cayman Islands having its principal place of business at c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

“Board” means the board of directors of the Company as constituted from time to time.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks are required or authorized by law to remain closed in the City of London or New York, New York.

“CHI III” means Cowen Healthcare Investments III LP, a limited partnership registered in the State of Delaware (registered number 7520886) whose registered office is at 599 Lexington Avenue, New York, NY 10022.

“CHI EF” means CHI EF III LP, a limited partnership registered in the State of Delaware (registered number 7538559) whose registered office is at 599 Lexington Avenue, New York, NY 10022.

“Civil Partner” means in relation to a Shareholder, a civil partner (as defined in the U.K. Civil Partnership Act 2004) of the Shareholder.

“Company” has the meaning set forth in the preamble hereof.

“Company Notice” has the meaning set forth in Section 2(a) hereof.

“Control”  shall have the meaning ascribed in Rule 405 of the Securities Act. The terms “Controlled” and “Controlling” shall be construed accordingly with this definition.

“Cowen” means, collectively, CHI III and CHI EF.

“Cowen Shareholder(s)” means Cowen and any other person who holds Registrable Securities who is a Member of the same Fund Group or a Member of the same Group as Cowen.

“Deemed Liquidation Event” means (a) a merger or consolidation of the Company involving the cessation of the Company’s existence as an independent body corporate (other than a merger or consolidation in which the Company’s shareholders immediately prior to completion of the merger or consolidation continue to be entitled to exercise a majority of the voting rights attaching to the shares or securities of the merged or consolidated entity immediately following completion of the merger or consolidation and in substantially the same proportions between them as they were entitled to exercise those voting rights in the share capital of the Company immediately prior to such merger or consolidation); (b) a disposal by the Company of all or substantially all of its undertakings and assets; or (c) the exclusive license or other disposition of all or substantially all of the assets of the Company.

“Delay/Suspension Period” has the meaning set forth in Section 10 hereof.

“Demand Notice” has the meaning set forth in Section 2(a) hereof.

“Demand Registration” has the meaning set forth in Section 2(a) hereof.

“Eligible Holders” has the meaning set forth in Section 2(a) hereof.

“Eventide” means Eventide Healthcare & Life Sciences Fund, c/o Eventide Asset Management, LLC, One International Place Suite 4210, Boston, MA 02210.

“Eventide Shareholder(s)” means Eventide and any other person who holds Registrable Securities who is a Member of the same Fund Group or a Member of the same Group as Eventide.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“F-3” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC in a similar or comparable manner.

“Family Trust” means as regards any particular individual member or deceased or former individual member who is an Original Shareholder, trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the Ordinary Shares in question is for the time being vested in any person other than the individual member and/or Privileged Relations of that individual; and so that for this purpose a person shall be considered to be beneficially interested in an Ordinary Share if such Ordinary Share or the income thereof is liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fund Manager” means a person whose principal business is to make, manage or advise upon investments in securities.

“Governmental Authority” means (i) the federal government, any state or municipal government or other national or foreign political subdivision with jurisdiction over the applicable Person; (ii) an executive, regulatory, legislative, judicial or administrative government entity or authority with jurisdiction over the applicable Person, whether national or foreign, which includes, with respect to items (i) and (ii) above, their respective bodies, autonomous government entities, self-regulatory entities, divisions, departments, boards, representation offices, agencies or commissions, including the SEC; (iii) a single court, tribunal or judicial, administrative or arbitration body; or (iv) any stock exchange or organized over-the-counter market to which the applicable Person is subject.

“Group Companies” means the Company and each and any of its subsidiary undertakings for the time being, and “Group” means all of them.

“Holder” shall mean the Shareholders or any of their Affiliates, so long as such Person holds any Registrable Securities and any Person owning Registrable Securities who is a permitted transferee of rights under Section 14.2.

“Initial Series C Registrable Securities” means the Registrable Securities issued to the Shareholders originally party hereto in exchange for the Series C Preferred Shares issued pursuant to the Subscription Agreement on June 29, 2020.

“Initiating Holder” has the meaning set forth in Section 2(a) hereof.

“Insolvency Proceedings” means any insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off, or any distress, execution, commercial rent arrears recovery or other process levied or exercised, or any event similar to any such events in any jurisdiction outside England and Wales.

“Investor Majority” means (a) Investor(s) holding more than 50% of the Registrable Securities held by Investor(s); and (b) in addition: (i) prior to a Material Transfer Event, Investor(s) holding more than 50% of the Registrable Securities held by Investor(s) and which in any event must include: (A) the Syncona Shareholder(s); and (B) one of (1) the Novo Shareholder(s), (2) the Eventide Shareholder(s) or (3) the Wellington Shareholder(s); and (ii) following the occurrence of a Material Transfer Event, Investor(s) holding more than 50% of the Registrable Securities held by the Investor(s) and which in any event must include: (A) the Syncona Shareholder(s); and (B) either: (I) one of (1) the Novo Shareholder(s), (2) the Eventide Shareholder(s) or (3) the Wellington Shareholder(s); or (II) Investor(s) set forth in clauses (b) to (g) of the definition of “Investors” who in aggregate hold a majority of the Registrable Securities in issue (excluding from this calculation any Registrable Securities held by the Syncona Shareholder(s)).

“Investors” means each of: (a) each Syncona Shareholder and any other person to whom Registrable Securities previously held by a Syncona Shareholder are transferred in accordance with the Articles; (b) each Novo Shareholder and any other person to whom Registrable Securities previously held by a Novo Shareholder are transferred in accordance with the Articles; (c) each Eventide Shareholder and any other person to whom Registrable Securities previously held by a Eventide Shareholder are transferred in accordance with the Articles; (d) each Wellington Shareholder and any other person to whom Registrable Securities previously held by a Wellington Shareholder are transferred in accordance with the Articles; (e) each Cowen Shareholder and any other person to whom Registrable Securities previously held by a Cowen Shareholder are transferred in accordance with the Articles; (f) each Acorn Shareholder and any other person to whom Registrable Securities previously held by an Acorn Shareholder are transferred in accordance with the Articles; (g) each Ample Plus Shareholder and any other person to whom Registrable Securities previously held by an Ample Plus Shareholder are transferred in accordance with the Articles; (h) each UTF Shareholder and any other person to whom Registrable Securities previously held by an UTF Shareholder are transferred in accordance with the Articles; and (i) any other person who became a party to the Shareholders’ Agreement on or prior to the date hereof as an “Investor” by signing a deed of adherence in accordance with the terms of the Shareholders’ Agreement.

“IPO” means the Company’s firm commitment underwritten initial public offering of American Depository Shares representing Ordinary Shares of the Company under the Securities Act, consummated on or about the date hereof, for listing on Nasdaq.

“Material Adverse Change” means (1) in the opinion of an Investor Majority, there has been a material adverse change in the position or prospects of the Company; or (2) the Company has entered into any Insolvency Proceedings.

“Material Transaction” means any material transaction in which the Company or any of its subsidiaries proposes to engage or is engaged, including a material purchase or sale of assets or securities, financing, merger, consolidation, tender offer or any other material transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the board of directors of the Company reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such subsidiary’s ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

“Material Transfer Event” means the transfer or other disposition (in one transaction or as a series of transactions) of interests in Registrable Securities: (a) by any Novo Shareholder(s) such that the Novo Shareholder(s) (in aggregate) cease to be beneficially interested in such number of Registrable Securities as is at least equal to 50% of the number of Initial Series C Registrable Securities originally allotted and issued to the Novo Shareholder(s) under the Subscription Agreement; (b) by any Eventide Shareholder(s) such that the Eventide Shareholder(s) (in aggregate) cease to be beneficially interested in such number of

Registrable Securities as is at least equal to 50% of the number of Initial Series C Registrable Securities originally allotted and issued to the Eventide Shareholder(s) under the Subscription Agreement; or (c) by any Wellington Shareholder(s) such that the Wellington Shareholder(s) (in aggregate) cease to be beneficially interested in such number of Registrable Securities as is at least equal to 50% of the number of Initial Series C Registrable Securities originally allotted and issued to the Wellington Shareholder(s) under the Subscription Agreement.

“Member of the same Fund Group” means if the Shareholder is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an “Investment Fund”) or a nominee of that person: (a) any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business); (b) any Investment Fund managed by that Fund Manager; (c) any Subsidiary Undertaking or immediate Parent Undertaking of that Fund Manager, or any Subsidiary Undertaking of the immediate Parent Undertaking of that Fund Manager; or (d) any trustee, nominee or custodian of such Investment Fund and vice versa.

“Member of the same Group” means as regards any person, a person which is from time to time a Parent Undertaking or a Subsidiary Undertaking of that person or a Subsidiary Undertaking of any such Parent Undertaking.

“Novo” means Novo Holdings A/S, a limited liability company incorporated in Denmark.

“Novo Shareholder(s)” means Novo and any other person who holds Registrable Securities who is a Member of the same Fund Group or a Member of the same Group as Novo.

“Ordinary Shares” refer to the ordinary shares in the issued share capital of the Company following the closing of the IPO.

“Original Shareholder” means in relation to a Permitted Transfer of Ordinary Shares, the transferor or (in the case of a series of Permitted Transfers) the first transferor in the series.

“Other Securities” means with respect to a particular registration statement, any of the Ordinary Shares or ADSs that are to be included in such registration statement that are not Primary Securities or Registrable Securities.

“Parent Undertaking” has the meaning set out in section 1162 of the Act.

“Permitted Transfer of Ordinary Shares” means a transfer of Ordinary Shares in accordance with the Company’s Articles.

“Permitted Transferees” means (a) in relation to a Shareholder who is an individual, any of his Privileged Relations or Trustees; (b) in relation to a Shareholder who is an individual, a nominee or custodian to whom that Shareholder is to transfer legal title to any of his Registrable Securities on terms approved by an Investor Majority; (c) in relation to a Shareholder which is an undertaking (as defined in section 1161(1) of the Act), any Member of the same Group as the Original Shareholder; and (d) in relation to a Shareholder which is an Investment Fund, any Member of the same Fund Group as the Original Shareholder.

“Person” means an individual, company (whether incorporated or not), general or limited partnership, association, foundation, condominium, fund, consortia, joint venture, entity, trust, international or multilateral organization or other public, private or semi-public entity and any Governmental Authority as well as the successors thereof.

“Primary Securities” means, with respect to a particular registration statement, any of the Ordinary Shares or ADSs, which may be sold by the Company in a registered offering pursuant to such registration statement.

“Privileged Relation” means in relation to any transfer of Ordinary Shares, a spouse, Civil Partner or legitimate child or step or adopted child of the Original Shareholder.

“Prospectus” means the prospectus included in a Registration Statement filed with the SEC, including any prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Registrable Securities” means, at any time, and with respect to any Shareholder, (a) Ordinary Shares held by the Shareholders immediately prior to the closing of the IPO and the completion of any related corporate reorganization, (b) any Ordinary Shares issued or issuable with respect to any Ordinary Shares described in the foregoing clause by way of a dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, or similar event and (c) any ADSs issued in respect of such Ordinary Shares described in the foregoing clauses (a) and (b); provided, however, that this definition of Registrable Securities excludes (i) any Registrable Securities sold by a person to the public pursuant either to an effective registration statement under the Securities Act or Rule 144, and (ii) any Registrable Securities sold by a person in a transaction in which the applicable rights pursuant to this Agreement are not assigned to a Permitted Transferee in accordance with the terms of this Agreement, or for which such registration rights have terminated.

“Registration” means a registration with the SEC of the offer and sale to the public of ADS representing Ordinary Shares under a Registration Statement. The terms “Register,” “Registered” and “Registering” shall have a correlative meaning.

“Registration Date” means the date on which the registration statement relating to the IPO shall have been declared effective.

“Registration Statement” means any registration statement of the Company that registers any of the Registrable Securities under the Securities Act, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“S-3” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC in a similar or comparable manner.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” the United States Securities Act of 1933, as amended.

“Series C Preferred Shares” means the series C preferred shares of £0.00001 each in the capital of the Company, which were exchanged for Ordinary Shares in connection with the IPO.

“Shareholder Majority” means those Holders who hold in the aggregate in excess of 50% of the voting power of Registrable Securities outstanding from time to time.

“Shareholder” means each of Amit Nathwani, UCLB, UTF, each Investor and any other Holder of Registrable Securities from time to time, collectively the “Shareholders”.

“Shareholders Agreement” means the Shareholders Agreement dated as of June 29, 2020, among the Company and the Shareholders.

“Shareholders’ Counsel” has the meaning set forth in Section 6(a)(ii) hereof.

“Subscription Agreement” means the Subscription Agreement dated as of June 29, 2020 between the parties to the Shareholders’ Agreement other than Amit Nathwani, UCLB and UTF, with respect to the subscription of Series C Preferred Shares.

“Subsidiary Undertaking” has the meaning set out in section 1159 of the Act.

“Syncona” means a non-cellular company limited by shares incorporated in Guernsey with registered number 62778.

“Syncona Shareholder(s)” means Syncona and any other person who holds Registrable Securities who is a Member of the same Fund Group or a Member of the same Group as Syncona.

“Takedown Notice” has the meaning set forth in Section 3(a) hereof.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents contemplated hereby and thereby, including each exhibit hereto and thereto.

“Trustees” in relation to a Shareholder means the trustee or the trustees of a Family Trust.

“UCLB” means UCL Business Limited, a company registered in England and Wales (company number 02776963) whose registered office is at The Network Building, 97 Tottenham Court Road, London W1T 4TP, United Kingdom.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public in a widely distributed offering.

“UTF” means UCL Technology Fund LP, a limited partnership registered in England and Wales (registered number LP017126) whose registered office is at 1 Benjamin Street, London, EC1M 5QL, United Kingdom.

“UTF Shareholder(s)” means UTF and any other person who holds Registrable Securities who is a Member of the same Fund Group as UTF.

“Wellington” means Wellington Management Company LLP and any successor or affiliated investment advisor or subadvisor thereof to the Wellington Shareholders.

“Wellington Shareholder(s)” means Biomedical and any Permitted Transferee(s) of Biomedical that are advisory or sub-advisory clients of Wellington.

“$” means the lawful currency of the United States of America.

1.2RULES OF CONSTRUCTION. The term “this Agreement” means this registration rights agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

Section 2. DEMAND REGISTRATION .

(a)At any time after one hundred eighty (180) days following the consummation of the IPO, for so long as any Registrable Securities are then outstanding, a Shareholder or Shareholders holding in the aggregate at least twenty percent (20%) of the Registrable Securities then outstanding shall have the right to request that the Company file and cause to become effective a Registration Statement with the SEC on the appropriate registration form for all or part of the Registrable Securities held by such Shareholder(s) once such Shareholder(s) are no longer subject to the lock-up applicable to them entered into in connection with the IPO (which may be due to the expiration or waiver of such lock-up with respect to such Registrable Securities) (a “Demand Notice”) by delivering a written request to the Company specifying the number of Registrable Securities such Shareholder(s) wish to Register and the intended method of distribution thereof (a “Demand Registration” and the Shareholder(s) submitting such Demand Registration, the “Initiating Holder” or “Initiating Holders”, collectively). The Company shall (i) within 10 Business Days of the receipt of such request, give written notice of such Demand Registration (the “Company Notice”) to all Shareholders other than the Initiating Holder(s) (the “Eligible Holders”), (ii) as soon as practicable, and in any event within forty-five (45) days of receipt of such request, file a Registration Statement in respect of such Demand Registration, provided that all necessary documents for the registration can be obtained and prepared within such 45-day period; and (iii) use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable thereafter. The Company shall include in such Registration all Registrable Securities that the Eligible Holders request to be included within the 10 Business Days following their receipt of the Company Notice. If the method of distributing the offering is an underwritten public offering, the Company may designate in its sole discretion, the managing underwriter for such offering.

(b)The Company shall not be obligated to file and use its reasonable best efforts to cause to become effective: (i) more than two Registration Statements initiated pursuant to Section 2(a); or (ii) any Registration Statement pursuant to Section 2(a) (A) if the Company believes, in good faith, that it will file and cause to be effective a registration statement with respect to Primary Securities (other than on Form F4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) within 60 days of such a demand or (B) if a registration statement with respect to Primary Securities (other than on Form F-4 or

Form S-8 promulgated under the Securities Act or any successor forms thereto) has been declared effective and not withdrawn in the prior 180 days; provided that in connection with any such registration statement that has not been declared effective, the Company is in good faith using commercially reasonable efforts to cause such registration statement to become effective. The Registrable Securities requested to be Registered pursuant to Section 2(a) (including, for the avoidance of doubt, the Registrable Securities of Eligible Holders requested to be registered) must represent an aggregate price to the public of Registrable Securities that is reasonably expected to equal at least $10,000,000.

(c)With respect to any registration pursuant to Section 2(a), the Company may include in such registration any Primary Securities or Other Securities; provided, however, that if the managing underwriter or underwriters formally advise(s) the Company in writing and with sufficient explanation that the inclusion of all Registrable Securities, Primary Securities and Other Securities proposed to be included in such registration would interfere with the successful marketing (including, but not limited to, pricing) of all such securities, then the number of Registrable Securities, Primary Securities and Other Securities proposed to be included in such registration shall be included in the following order:

(i)first, the Registrable Securities held by the Shareholders requesting that their Registrable Securities be included in such registration pursuant to Section 2(a), pro rata based upon the number of Registrable Securities owned by each such Shareholder at the time of such registration; provided, however, that the number of Registrable Securities held by the Shareholders to be included in such underwriting shall not be reduced unless all Primary Securities and Other Securities are first entirely excluded from the underwriting, provided that for purposes of this Subsection 2(c) concerning apportionment, any selling Shareholder and all Members of the same Fund Group and Member of the same Group as that Selling Shareholder shall be deemed to be a single “selling Shareholder,” and any pro rata reduction with respect to such “selling Shareholder” shall be based upon the aggregate number of Registrable Securities owned by all persons included in such “selling Shareholder,” as defined in this sentence;

(ii)second, the Primary Securities; and

(iii)third, the Other Securities.

(d)A requested registration under this Section 2 may be rescinded at any time prior to such registration being declared effective by the SEC by written notice to the Company from those Shareholders who initiated the request, at their discretion; provided, however, that such rescinded registration shall not count as a registration initiated pursuant to this Section 2 for purposes of Section 2(b)(i) above if (i) such request to rescind the registration is during a period the Company has deferred taking action pursuant to Section 2(b)(ii) above or Section 10 below or (ii) if the Company shall have been reimbursed (pro rata by the Shareholders requesting registration or in such other proportion as they may agree) for all reasonable and documented out-of-pocket expenses incurred by the Company in connection with such rescinded registration; provided, further, however, that if, at the time of such rescission, the Shareholders who initiated the request shall have learned of an event that is, or is reasonably likely to result in, a Material Adverse Change from that known to such Shareholders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Shareholders shall not be required to reimburse the Company for any out-of-pocket expenses incurred by the Company in connection with such rescinded registration and such rescinded registration shall not count as a registration initiated pursuant to this Section 2 for purposes of clause (i) of subsection (b).

(e)The Company shall be deemed to have effected a Registration for purposes of Section 2(a) only if the applicable Registration Statement (i) is declared effective by the SEC or becomes effective upon filing with the SEC, or (ii) is withdrawn at the request of the requesting Shareholders (other than as a result of a Material Adverse Change to the Company).

(f)In the event that the Company intends to effect a Registration for purposes of Section 2(a) by means of an Underwritten Offering, no Holder may include Registrable Securities in such Registration unless such Holder, subject to the limitations set forth in Section 9, (i) agrees to sell its Registrable Securities on the basis provided in the applicable underwriting arrangements; (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required and in customary form under the terms of such underwriting arrangements and (iii) cooperates with the Company’s reasonable and customary requests in connection with such Registration (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Holder’s failure to cooperate, will not constitute a breach by the Company of this Agreement).

Section 3. REGISTRATIONS ON FORM S-3 OR F-3.

(a)Subject to Section 3(b), at any time after the date hereof when the Company is eligible to Register the applicable Registrable Securities on Form S-3 or Form F-3 (or a successor form), a Shareholder or Shareholders holding in the aggregate at least ten percent (10%) of the Registrable Securities then outstanding is entitled to request a Demand Registration  pursuant to which the Company shall, as soon as practicable and in any event within forty-five (45) days after the date such request is given, file and use its commercially reasonable efforts to cause to become effective as soon as practicable thereafter a registration statement on Form S-3 or Form F-3 (or a successor thereto) for all or part of the Registrable Securities on such Form S-3 or Form F-3 (or a successor thereto) pursuant to this Section 3 (a “Shelf Registration”). For the avoidance of doubt, the requirement that (i) the Company deliver a Company Notice within 10 Business Days in connection with a Demand Registration and (ii) the right of Eligible Holders to request that their Registrable Securities be included in a Registration Statement filed in connection with a Demand Registration, each as set forth in Section 2(a), shall apply to a Demand Registration that is effected as a Shelf Registration. There shall be no limitations on the number of Shelf Registration or shelf takedowns pursuant to such Shelf Registrations; provided, however, that the Shareholders may not require the Company to effect more than two Shelf Registrations or cooperate in more than two shelf takedowns pursuant to this Section 3 in a 12-month period. If any Initiating Holder holds Registrable Securities included on a Shelf Registration, it shall have the right to request that the Company cooperate in a shelf takedown at any time, including an Underwritten Offering, by delivering a written request thereof to the Company specifying the kind and number of Registrable Securities such Initiating Holder wishes to include in the shelf takedown (“Takedown Notice”). The Company shall (i) within five (5) Business Days of the receipt of a Takedown Notice, give written notice of such Takedown Notice to all Holders of Registrable Securities included on such Shelf Registration (the “Company Takedown Notice”), and (ii) take all actions reasonably requested by the Initiating Holder who submitted the Takedown Notice, including the filing of a Prospectus supplement and the other actions described in Section 6, in accordance with the intended method of distribution set forth in the Takedown Notice as expeditiously as practicable, and in any case, within 45 days of receipt of such Takedown Notice. If the shelf takedown is an Underwritten Offering, the Company shall include in such Underwritten Offering all Registrable Securities that the Holders of Registrable Securities included in the Registration Statement for such Shelf Registration request be included within the five Business Days following such Holders’ receipt of the Company Takedown Notice. The Registrable Securities requested to be included in a Shelf Registration or in a Takedown Notice must represent a price to the public of Registrable Securities that is reasonably expected to equal at least $10,000,000. With respect to any Shelf Registration and subsequent shelf takedown pursuant to this Section 3(a), the Company may include in such Shelf Registration or shelf takedown any Primary Securities or Other Securities; provided, however, that if in connection with any shelf takedown the managing underwriter or underwriters formally advise(s) the Company in writing and with sufficient explanation that the inclusion of all Registrable Securities, Primary Securities and Other Securities proposed to be included in such shelf takedown would interfere with the successful marketing (including, but not limited to, pricing) of all such securities, then the number of Registrable Securities, Primary Securities and Other Securities proposed to be included in such shelf takedown shall be included in the following order:

(i)first, the Registrable Securities held by the Shareholders requesting that their Registrable Securities be included in such shelf takedown pursuant to Section 3(a), pro rata based upon the number of Registrable Securities owned by each such Shareholder and included in the Shelf Registration at the time of such shelf takedown; provided, however, that the number of Registrable Securities held by the Shareholders to be included in such underwriting shall not be reduced unless all Primary Securities and Other Securities are first entirely excluded from the underwriting, provided that for purposes of this Subsection 3(a) concerning apportionment, any selling Shareholder and all Members of the same Fund Group and Member of the same Group as that Selling Shareholder shall be deemed to be a single “selling Shareholder,” and any pro rata reduction with respect to such “selling Shareholder” shall be based upon the aggregate number of Registrable Securities included in the Shelf Registration owned by all persons included in such “selling Shareholder,” as defined in this sentence;

(ii)second, the Primary Securities; and

(iii)third, the Other Securities.

(b)The Company shall not be obligated file and use its commercially reasonable efforts to cause to become effective any Shelf Registration Statement or to cooperate in any shelf takedown pursuant to Section 3(a): (i) if the Company believes, in good faith, that it will file and cause to be effective a registration statement with respect to Primary Securities (other than on Form F-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) within 30 days of such a demand or (ii) if a registration statement with respect to Primary Securities (other than on Form F-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) has been declared effective and not withdrawn in the prior 90 days; provided that in connection with any such registration statement that has not been declared effective, the Company is in good faith using commercially reasonable efforts to cause such registration statement to become effective.

(c)A requested registration under this Section 3 may be rescinded at any time prior to such registration being declared effective by the SEC by written notice to the Company from those Shareholders who initiated the request, at their discretion; provided, however, that such rescinded registration shall not count as a registration initiated pursuant to this Section 3 for purposes of this subsection (c) if (i) such request to rescind the registration is during a period the Company has deferred taking action pursuant to Section 3(b) above or Section 10 below or (ii) if the Company shall have been reimbursed (pro rata by the Shareholders requesting registration or in such other proportion as they may agree) for all reasonable and documented out-of-pocket expenses incurred by the Company in connection with such rescinded registration; provided, further, however, that if, at the time of such rescission, the Shareholders who initiated the request shall have learned of an event that is, or is reasonably likely to result in, a Material Adverse Change from that known to such Shareholders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Shareholders shall not be required to reimburse the Company for any out-of-pocket expenses incurred by the Company in connection with such rescinded registration and such rescinded registration shall not count as a registration initiated pursuant to this Section 3 for purposes of subsection (c).

Section 4. PIGGYBACK REGISTRATION.

(a)If the Company at any time proposes, for any reason, to file: a Registration Statement on Form S-1, F-1, F-3 or S-3 promulgated under the Securities Act or any successor forms thereto, any Primary Securities or Other Securities under the Securities Act (other than on Form F-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to each Shareholder of its intention so to register such Primary Securities or Other Securities and, upon the written request, given no later than 10 Business Days prior to such registration of Primary Securities or Other Securities, of any such Shareholder to include in such registration Registrable Securities owned by such Shareholder (which request shall specify the number of the Registrable Securities proposed to be included in such registration), the Company shall cause all such Registrable Securities to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration (such registration, a “Piggyback Registration”); provided, however, that if such registration is an Underwritten Offering and the managing underwriter formally advises the Company in writing and with sufficient explanation that the inclusion of all Primary Securities, Registrable Securities and Other Securities proposed to be included in such registration would interfere with the successful marketing (including pricing) of the ADSs proposed to be registered by the Company, then the number of Primary Securities, Registrable Securities and Other Securities proposed to be included in such registration shall be included in the following order:

(i)first, Primary Securities;

(ii)second, Registrable Securities held by the Shareholders requesting that Registrable Securities be included in such registration, pro rata based upon the number of Registrable Securities owned by each such Shareholder at the time of such registration, provided that for purposes of this Section 4(a) concerning apportionment, any selling Shareholder and all Members of the same Fund Group and Member of the same Group as that Selling Shareholder shall be deemed to be a single “selling Shareholder,” and any pro rata reduction with respect to such “selling Shareholder” shall be based upon the aggregate number of Registrable Securities owned by all persons included in such “selling Shareholder,” as defined in this sentence; provided, however that the Company and the underwriters in such a transaction may reduce the number of Registrable Securities proposed to be registered to a minimum of 25% of the total number of securities to be registered pursuant to any such Piggyback Registration; and

(iii)third, the Other Securities held by shareholders requesting that Other Securities be included in such registration, pro rata based on the number of Other Securities owned by each such shareholder at the time of such registration of Other Securities (or among such shareholders in such other proportion as they shall otherwise agree);

provided, further, however, that if, at any time after giving written notice of its intention to Register any securities pursuant to this Section 4 and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of such securities, the Company may, at its election, give written notice of such determination to each such Holder and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration and shall have no liability to any Holder in connection with such termination, and (ii) in the case of a determination to delay Registration, shall be permitted to delay Registering any Registrable Securities for the same period as the delay in Registering such other Registrable Securities.

(b)For the avoidance of doubt, no Registration effected under this Section 4 shall relieve the Company of its obligations to effect any Demand Registration under Section 2 or 3 (for the avoidance of doubt, subject to the limitations on registration set forth in Sections 2(b), 3(b) and 10 hereof). If the offering pursuant to a Registration Statement pursuant to this Section 4 is to be an Underwritten Offering, then each Shareholder making a request for a Piggyback Registration pursuant to this Section 4 shall, and the Company shall use reasonable best efforts to coordinate arrangements with the underwriters so that each such Shareholder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Shareholder making a request for a Piggyback Registration pursuant to this Section 4 shall, and the Company shall use reasonable best efforts to coordinate arrangements so that each such Shareholder may, participate in such offering on such basis. If the Company files a Shelf Registration for its own account and/or for the account of any other Persons, the Company agrees that it shall use its reasonable best efforts to include in such Registration Statement such disclosures as may be required by Rule 430B under the Securities Act in order to ensure that the Shareholders may be added to such Shelf Registration at a later time through the filing of a Prospectus supplement rather than a post-effective amendment. Any such Shareholder may withdraw its request for inclusion at any time prior to executing the underwriting agreement, or if none, prior to the applicable registration statement or prospectus supplement, as applicable, being filed publicly with the SEC. For certainty, any such Shareholder who has withdrawn its request for inclusion shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

Section 5. [RESERVED].

Section 6. PREPARATION AND FILING.

(a)If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to effect the registration of Registrable Securities, the Company shall, as expeditiously as practicable, and to the fullest extent permitted by applicable law:

(i)prepare and file with the SEC a Registration Statement that registers such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement (or any post-effective amendment thereto) to become effective as promptly as practicable, and remain effective for a period of 120 days or until the distribution contemplated in such Registration Statement of all of such Registrable Securities have been completed (if earlier); provided, however, that: such 120 day period shall be extended for a period of time equal to the period a Shareholder refrains, at the request of an underwriter of the Company, from selling any securities included in such registration; provided, further, in the case of any registration of Registrable Securities on Form S-3 or Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such Registration Statement shall be kept effective until all such Registrable Securities are sold;

(ii)furnish, in reasonable advance of any public filing, drafts of a Registration Statement that registers Registrable Securities, a Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to one special counsel selected by a Shareholder Majority (the “Shareholders’ Counsel”) copies of all such documents proposed to be filed, and consider in good faith any comments of any Shareholder selling Registrable Securities and their respective counsel on such documents;

(iii)prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of the period required pursuant to clause (i) of this Section 6(a) or until all of the Registrable Securities have been disposed of (if earlier)

and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Securities;

(iv)notify the Shareholders’ Counsel promptly in writing (A) of any comments by the SEC with respect to such Registration Statement or Prospectus, or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (B) of the effectiveness of such Registration Statement or any amendment thereto or of the filing of such Prospectus or any supplement thereto and the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any amendment thereto or the initiation of any proceedings for that purpose and (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(v)use its commercially reasonable efforts to register or qualify, or obtain exemption from the registration or qualification requirements for, Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of the Registrable Securities reasonably requests and take any and all other measures and do all other things which may be reasonably necessary or advisable to enable such seller of the Registrable Securities to consummate the disposition thereof in such jurisdictions; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this clause (v);

(vi)use its commercially reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, use its commercially reasonable best efforts to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Shareholders of the issuance of any such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose;

(vii)furnish without charge to each seller of the Registrable Securities such number of copies of any Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of the Registrable Securities may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(viii)prepare, file and/or make available to the public and/or Shareholders any documents that comply with all relevant applicable regulations and that do not have any material omissions or misstatements;

(ix)notify on a timely basis each seller of the Registrable Securities at any time when a Prospectus relating to the Registrable Securities is required to be delivered under the Securities Act within the appropriate period mentioned in clause (i) of Section 6(a) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, promptly prepare and file a supplement or amendment to such Prospectus as may be necessary so that, as supplemented or amended, such Prospectus shall cease to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made;

(x)make available for inspection by any seller of the Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other representative retained by any such seller or underwriter, all pertinent financial, business and other records and documents as shall be reasonably necessary to enable them to conduct appropriate due diligence, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or other representative in connection with such Registration Statement;

(xi)use its commercially reasonable efforts to obtain from its independent certified public accountants a “comfort” letter in customary form and covering such matters of the type customarily covered by comfort letters;

(xii)use its commercially reasonable efforts to provide (A) a legal opinion of the

Company’s outside counsel dated the effective date of such registration statement addressed to the Company and to each Shareholder selling Registrable Securities addressing the validity of the Registrable Securities being offered thereby, (B) on the date that such Registrable Securities are delivered to the underwriters for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the closing date of the applicable sale, (1) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (2) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Shareholders assisting in the sale of the Registrable Securities, in each case, addressed to the underwriters, if any, or, if requested, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Shareholders assisting in the sale of the Registrable Securities and (C) customary certificates executed by authorized officers of the Company as may be requested by any Shareholder or any underwriter of such Registrable Securities;

(xiii)obtain the approval of all Governmental Authorities and self-regulatory bodies as may be necessary to effect the registration of the Registrable Securities and consummate the disposition of such Registrable Securities pursuant to the Registration Statement;

(xiv)provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and request the registrar to provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(xv)list the Registrable Securities on any United States national securities exchange on which any ADSs are listed;

(xvi)notify each Shareholder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(xvii)after such Registration Statement becomes effective, notify each Shareholder of any request by the SEC that the Company amend or supplement such registration statement or Prospectus;

(xviii)make available one or more senior executives for participation in roadshows and other marketing activities in connection with any Underwritten Offering as the Company and the underwriters for such offering may reasonably agree, but in any event subject to the limitation that such officer’s or officers’ participation shall not negatively interfere with the Company’s normal course of business; and

(xix)otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

(b)Each Holder of Registrable Securities that sells Registrable Securities pursuant to a registration under this Agreement agrees that during such time as such seller may be engaged in a distribution of the Registrable Securities, such seller shall comply with Regulation M promulgated under the Exchange Act and pursuant thereto it shall, among other things: (i) distribute the Registrable Securities under the Registration Statement solely in the manner described in the Registration Statement covering such Registrable Securities; and (ii) cease distribution of the Registrable Securities pursuant to such Registration Statement upon receipt of written notice from the Company that the Prospectus covering the Registrable Securities contains any untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 7. EXPENSES.

All expenses incurred by the Company in complying with Section 5, including all registration and filing fees (including all expenses incident to filing with FINRA), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company’s counsel and accountants and fees, as well as the reasonable fees and expenses of Shareholders’ Counsel not to exceed $50,000 (the “Shareholders’ Counsel Reimbursement Cap”), shall be paid by the Company to the fullest extent permitted by applicable law. All expenses incurred by any Shareholder in connection with any sale of Registrable Securities under this Agreement, including share transfer taxes and the underwriting discounts and commissions and brokerage fees and expenses incurred in connection with the sale of Registrable Securities by any Shareholder, such Shareholder’s pro rata share of the fees and expenses of Shareholders’ Counsel in excess of the Shareholders’ Counsel Reimbursement Cap and the out-of-pocket expenses incurred by the Company for which the Shareholders are responsible, if any, pursuant to Sections 2(d) and 3(c), shall be paid by such Shareholder, except that the Company shall pay the reasonable fees and expenses of Company’s counsel in each relevant jurisdiction, to the extent required by the underwriters or the rules and regulations of the SEC to deliver an opinion or other documentation in connection with an offering, in any offerings pursuant to Section 2, 3 or 4.

Section 8. INDEMNIFICATION.

(a)In connection with any registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the seller of such Registrable Securities, and each other Person, if any, who controls such seller and each officer, director, partner and member of any of the foregoing Persons (each an “Indemnified Seller”), against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which Registrable Securities were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto, any free writing prospectus or any document incident to registration or qualification of Registrable Securities, including any marketing materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, and the Company shall promptly reimburse, to the fullest extent permitted by applicable law, such Indemnified Seller for any reasonable legal or other expenses actually incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any such Indemnified Seller to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment, supplement, free writing prospectus or document incident to registration or qualification of any Registrable Securities in reliance upon and in conformity with written information furnished to the Company by such Indemnified Seller, or a Person duly acting on its behalf, specifically for use in the preparation thereof.

(b)In connection with any registration of Registrable Securities under the Securities Act pursuant to this Agreement, each seller of Registrable Securities shall, severally and not jointly, indemnify and hold harmless the Company, to the fullest extent permitted by applicable law, each other seller of Registrable Securities under such registration, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and each officer, director, partner, and member of any of the foregoing Persons, against any losses, claims, damages or liabilities to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which Registrable Securities were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto, any free writing prospectus or any document incident to registration or qualification of any Registrable Securities, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such seller specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds (after the payment of underwriting discounts and commissions) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(c)Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 8, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is prejudiced or harmed by such failure. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party that conflict with those available to the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the reasonably incurred and documented fees and expenses of any one lead counsel (plus one local counsel) retained by the indemnified party in connection with the matters covered by the indemnity agreement provided in this Section 8. If the defense is assumed by the indemnifying party, the indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected by the indemnified party without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such action, claim or proceeding.

(d)If, other than for the reason set forth in the proviso to the first sentence in Section 8(c), the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall, to the fullest extent permitted by applicable law contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds (after the payment of underwriting discounts and commissions) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 8(d). Further, no Person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 8 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party.

Section 9. UNDERWRITING AGREEMENT.

(a)Notwithstanding the provisions of Sections 7 and 8, to the extent that the Shareholders selling Registrable Securities in a proposed registration shall, to the fullest extent permitted by applicable law, enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections of this Agreement (it is understood and agreed that, for purposes of this clause (a), any indemnification provisions in any such underwriting or similar agreement that does not provide for the indemnification by the Company of a seller of Registrable Securities and other Persons or the indemnification by the seller of Registrable Securities of the Company and other Persons shall not supersede Section 8(a) or 8(b) above), the provisions contained in such Sections of this Agreement addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to the Company if the Company is not a party to the underwriting or similar agreement.

(b)If any registration pursuant to Sections 2 or 3 is requested to be an Underwritten Offering, the Company shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof. The Company shall, to the fullest extent permitted by applicable law, be entitled to receive indemnities from lead institutions, underwriters, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customary given their role in such distribution.

(c)No Shareholder may participate in any registration hereunder that is underwritten unless such Shareholder agrees to (i) sell Registrable Securities proposed to be included therein on the basis provided in any underwriting arrangements acceptable to the Company and a Shareholder Majority and (ii) as expeditiously as possible, notify the Company of the occurrence of any event concerning such Shareholder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no Shareholder shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) such Shareholder’s ownership of Registrable Securities to be transferred free and clear of all liens, claims and encumbrances created by such Shareholder, (ii) such Shareholder’s power and authority to effect such transfer, (iii) such matters pertaining to such Shareholder’s compliance with securities laws as reasonably may be requested and (iv) such Shareholder’s intended method of distribution) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Section 8 hereof.

Section 10. SUSPENSION.

Anything contained in this Agreement to the contrary notwithstanding, the Company may by notice in writing to each Holder of Registrable Securities to which a Prospectus relates, delay, for up to 90 calendar days (the “Delay/Suspension Period”), the filing or the effectiveness of any Registration Statement filed (or to be filed) under Section 2, 3 or 4 or require such Holder to suspend, for up to the Delay/Suspension Period the use of any Prospectus included in a Registration Statement filed under Sections 2, 3 or 4 if at the time of such delay or suspension, the Company furnishes to the requesting Shareholders a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board, the Board considers that it would be materially detrimental for the Registration Statement to become or remain effective because such action would: (a) interfere with a Material Transaction, (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (c) render the Company unable to comply with requirements under the Securities Act or the Exchange Act; provided that the Company shall not register any securities for its own account or that of any other Shareholder during the Delay/Suspension Period; and provided, further, that the Company may not invoke this right more than once in any 12 month period. The period during which such registration must remain effective shall be extended by a period equal to the Delay/Suspension Period. The Company may (but shall not be obligated to) withdraw the effectiveness of any Registration Statement subject to this provision.

Section 11. INFORMATION BY HOLDER.

Each Holder of Registrable Securities to be included in any registration shall promptly furnish to the Company and the managing underwriter such customary written information regarding such Holder and the distribution proposed by such Holder as the Company or the managing underwriter may reasonably request in writing at least four Business Days prior to the first anticipated filing date of any Registration Statement or amendment thereto, or Prospectus, as applicable, and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Sections 2, 3 and 4 with respect to any particular Holder are conditioned on the timely provisions of the foregoing information by each such Holder and, without limitation of the foregoing, will be conditioned on compliance by each such Holder with the following:

(a)each such Holder will, and will cause its Affiliates to, cooperate with the Company as reasonably requested by the Company in connection with the preparation of the applicable registration statement, and for so long as the Company is obligated to keep such registration statement effective, such Holder will and will cause its Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all customary information reasonably requested by the Company regarding itself and its Affiliates and such other customary information as may reasonably be requested by the Company or required by applicable law to enable the Company to prepare such registration statement and the related prospectus covering the Registrable Securities owned by such Holder and to maintain the currency and effectiveness thereof;

(b)each such Holder shall, and it shall cause its Affiliates to, supply to the Company, its representatives and agents in a timely manner any customary information regarding itself and its Affiliates as the Company, its representatives or agents may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder; and

(c)on receipt of written notice from the Company upon the occurrence of any of the events specified in Section 10, or that requires the suspension by such Holder and its Affiliates of the distribution of any Registrable Securities owned by such Holder pursuant to applicable law, then such Holder shall, and it shall cause its Affiliates to, cease offering or distributing such Registrable Securities owned by such Holder until the offering and distribution of Registrable Securities owned by such Holder may recommence in accordance with the terms hereof and applicable law.

Section 12. TERMINATION.

This Agreement shall terminate and be of no further force or effect when (i) there shall not be any Registrable Securities, (ii) upon the occurrence of a Deemed Liquidation Event or (iii) all Registrable Securities are eligible to be sold pursuant to Rule 144 without limitation thereunder as to volume or manner of sale; provided, however, that Sections 8 and 9 shall survive the termination of this Agreement. In addition, the Company shall have no obligation pursuant to this Agreement with respect to any Registrable Securities proposed to be sold by a Holder in a Registration pursuant to this Agreement if all such securities proposed to be sold by such Holder are eligible to be sold pursuant to Rule 144 without limitation thereunder as to volume or manner of sale.

Section 13. LIMITATION ON OTHER REGISTRATION RIGHTS.

The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any securities of the Company that is not a party to this Agreement so long as any Registrable Securities are outstanding without the consent of a Shareholder Majority (i) that would allow such holder or prospective holder to include such securities in any Demand Registration, Shelf Registration or Piggyback Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the

Registrable Securities of the Shareholders included therein or (ii) on terms otherwise more favorable than this Agreement.

Section 14. MISCELLANEOUS.

14.1NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile, e-mail or like transmission (or, if delivered or transmitted after normal business hours, on the next Business Day):

if to the Company, to:

Freeline Therapeutics Holdings plc

Stevenage Bioscience Catalyst

Gunnels Wood Road

Stevenage, Hertfordshire SG1 2FX

United Kingdom

Telephone:  +44 (0) 1438 906870 e-mail:  brian.silver@freeline.life Attn.:  Brian Silver with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017 Telephone: +1 (212) 450 4389 e-mail: marcel.fausten@davispolk.com

Attention: Marcel R. Fausten

if to a Shareholder, to its address on a signature page hereto or, if none, in the books of the Company.

14.2ASSIGNMENT. Except as otherwise expressly provided herein, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs (in the case of any individual), successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Shareholder without the prior written consent of the Company; provided, further, however, that, notwithstanding the provisions of the foregoing proviso, to the extent that any Shareholder transfers any Registrable Securities to any Permitted Transferee in a transaction that does not violate the Articles and is otherwise permissible under applicable law, such Shareholder may transfer and assign, without the prior written consent of the Company, its rights, interests or obligations hereunder with respect to such Registrable Securities hereunder to such Permitted Transferee.

Notwithstanding the foregoing, in each case, if such transfer is subject to covenants, agreements or other undertakings restricting transferability thereof, the registration rights provided for hereunder shall not be transferred in connection with such transfer unless such transferee complies with all such covenants, agreements and other undertakings.

Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

14.3ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement.

14.4MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing that expressly states that it is modifying or amending this Agreement and that is signed by the Company and a Shareholder Majority. Any party hereto (or a Shareholder Majority) may, only by an instrument in writing that expressly states that it is waiving compliance with this Agreement, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. Notwithstanding the foregoing, the terms and conditions of this Agreement as they apply to any Holder of the Company’s securities or related parties may not be modified or amended in any manner that results in a non-pro rata material adverse effect on the rights of such Holder without the prior written consent of such Holder. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

14.5COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14.5, provided that receipt of copies of such counterparts is confirmed.

14.6GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

14.7SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. Each party to this Agreement, for itself and its Affiliates, hereby irrevocably and unconditionally:

(a)(i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement shall be instituted, only in the courts of the State of New York, located in New York County or the U.S. District Court for the Southern District of New York (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by any other party and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b)agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 14.7(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company or the applicable Shareholder, as the case may be, at the addresses for notices pursuant to Section 14.1 (with copies to such other Persons as specified therein); provided, however, that: (i) the Company agrees that the documents which start any proceedings and any other documents required to be served in relation to those proceedings may be served on it by being delivered to Freeline Therapeutics, Inc. or, if different, its registered office for the time being, and if such Person is not or ceases to be effectively appointed to accept service of process on behalf of the Company, the Company shall, appoint a further person in New York to accept service of process on its behalf and, failing such appointment within 30 days, the Shareholders jointly shall be entitled to appoint such a person by written notice addressed to the Company and delivered to the Company; provided, however, that a copy of any such documents shall in each instance be delivered to Davis Polk & Wardwell LLP at the address provided in Section 14.1, above; and (ii) nothing contained in this Section 14.7 shall affect the right of the Company or any Shareholder to serve process in any other manner permitted by law;

(c)(i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court specified in Section 14.7(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d)WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e)to the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or its property, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

14.8SEVERABILITY. To the fullest extent permissible under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows:  (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

14.9NO THIRD PARTY BENEFICIARY. Except for the Persons indemnified pursuant to Section 8(a) or 10(b), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that any nominee holding Registrable Securities beneficially for an investor may enforce this Agreement as if it were a Shareholder, provided, however, that (i) the name of any such nominee shall be previously disclosed to the Company in writing, and (ii) such nominee will have no investment discretion with respect to the Registrable Securities, and such investor will remain the beneficial owner of the Registrable Securities for all purposes.

14.10NON-RECOURSE. No past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, Affiliate, agent, attorney, consultant, representative or principal of the Company or any Affiliate of the Company shall have any liability for any liabilities of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

14.11SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that the others would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed in accordance with its terms and therefore, each of the parties agrees that the others shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

14.12BUSINESS DAYS. If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

14.13ELECTRONIC EXECUTION. Delivery of an executed counterpart of a signature page of this Agreement and any other Transaction Document by telecopy or electronic format (including pdf) shall be effective as delivery of a manually executed counterpart of this Agreement or other Transaction Document.

14.14CAPTIONS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[Signature Pages Follow]

The parties have executed and delivered this Registration Rights Agreement as of the date first written above.

FREELINE THERAPEUTICS HOLDINGS PLC

By:	/s/ Brian Silver
Name: Brian Silver
Title: Chief Financial Officer

[Signature Page to Registration Rights Agreement]

ACORN BIOVENTURES, L.P.

By:

ACORN CAPITAL ADVISORS GP, LLC,
A Delaware limited liability company
Its: General Partner

/s/ Anders Hove
Name: Anders Hove
Title: Member

Contact information:

Acorn Bioventures, L.P.
Att: Anders Hove
420 Lexington Avenue, Suite 2626
New York, NY 10170

Email: anders@acornca.com
Phone: 212299-4777

[Signature Page to Registration Rights Agreement]

Amit Nathwani

By:	/s/ Amit Nathwani
Name: Amit Nathwani

Address:	The Coppice, Kingfisher Lure
Loudwater, Herts WD3 4ET
Email:	amit.nathwani@ucl.ac.uk

[Signature Page to Registration Rights Agreement]

Ample Plus Fund Limited Partnership

By:	/s/ Luke Li, MD
Name: Luke Li, MD
Title: General Managing Partner

Address:	One Broadway, 9th Floor,
Cambridge, MA 02142

Email:	luke@ampleplus.fund

[Signature Page to Registration Rights Agreement]

CHI EF III LP

By: Cowen Healthcare Investments III GP LLC, its general partner

By:	/s/ Michael Benwitt
Name: Michael Benwitt
Title: Authorized Person

Address:	c/o CHI Advisors LLC
599 Lexington Avenue, 19th Floor
New York, NY 10022
United States

Email:	legal@cowen.com

[Signature Page to Registration Rights Agreement]

Cowen Healthcare Investments III LP

By: Cowen Healthcare Investments III GP LLC, its general partner

By:	/s/ Michael Benwitt
Name: Michael Benwitt
Title: Authorized Person

Address:	c/o CHI Advisors LLC
599 Lexington Avenue, 19th Floor
New York, NY 10022
United States

Email:	legal@cowen.com

[Signature Page to Registration Rights Agreement]

Eventide Healthcare & Life Sciences Fund

By:	/s/ Finny Kuruvilla
Name: Finny Kuruvilla
Title: CIO, Portfolio Manager
Date: 10/13/2020

Address:	One International Place
Suite 4210,
Boston, MA 02110

Email:	fkuruvilla@eventidefunds.com

[Signature Page to Registration Rights Agreement]

Novo Holdings A/S

By:	/s/ Thomas Dyrberg
Name: Thomas Dyrberg, under specific power of attorney
Title: Managing Partner

Address:	Tuborg Havnevej 19, DK 2900 Hellerup

Email:	TDy@Novo.DK

[Signature Page to Registration Rights Agreement]

Syncona Portfolio Limited

By:	/s/ Chris Hollowood
Name: Chris Hollowood
Title: Chief Investment Officer

Address:	Arnold House, PO Box 273
St Julian's Avenue, St Peter Port
Guernsey, GY1 3QL

Email:	c.hollowood@syconaltd.com

[Signature Page to Registration Rights Agreement]

UCL Technology Fund LP

By:	/s/ Christoph Ruedig
Name: Christoph Ruedig
Title: Partner, Albion Capital Group
LLP in its capacity as manager of UCL
Technology Fund LP

Address:	1 Benjamin Street, London, EC1M
5QL, UK

Email:	cruedig@albion.vc

[Signature Page to Registration Rights Agreement]

[SHAREHOLDERS]

By:	/s/ Anne Lane
Name: Anne Lane
Title: CEO

Address:	97 Tottenham Court Rd W1T 4TP

Email:	a.lane@uclb.com

[Signature Page to Registration Rights Agreement]

Wellington Biomedical Innovation Master
Investors (Cayman) I L.P.

By:	/s/ Peter N. McIsaac
Name: Peter N. McIsaac
Title: Managing Director & Counsel

Address:	280 Congress Street
Boston, MA 02210

Email:	#Legal-ECM@wellington.com

[Signature Page to Registration Rights Agreement]

Schedule A

Syncona Portfolio Limited UCL Business Limited

UCL Technology Fund LP

Amit Nathwani

Novo Holdings A/S

Eventide Healthcare & Life Sciences Fund

Wellington Biomedical Innovation Master Investors (Cayman) I L.P.

Cowen Healthcare Investments III LP

CHI EF III LP Acorn Bioventures, L.P.

Ample Plus Fund Limited Partnership